UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 22, 2015 (October 22, 2015)

EMERALD OIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35097	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Columbine, Suite 500
Denver, CO 80206

(Address of principal executive offices, including zip code)

(303) 595-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 22, 2015, Emerald Oil, Inc. (the “Company”) entered into a privately-negotiated agreement with a holder of the Company’s 2.00% Convertible Senior Notes due 2019 (the “Convertible Notes”) to exchange approximately $3 million in aggregate principal amount of the Convertible Notes for shares of the Company’s common stock, plus a cash payment for the accrued and unpaid interest. The final number of shares of common stock to be issued shall be determined based in part upon a formula that utilizes a fifteen percent discount to the volume weighted average price of the common stock over a period of 15 consecutive trading days starting October 23, 2015 and ending on approximately November 12, 2015, which is expected to be approximately 880,000 shares of common stock.

As a result of the exchange, the Company’s total indebtedness will be reduced by $3 million. Following the exchange, approximately $148.5 million aggregate principal amount of the Convertible Notes will remain outstanding.

The issuance of shares of common stock in the exchange transaction is exempt from registration under the Securities Act of 1933 pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Item 3.02. Unregistered Sale of Equity Securities.

The information provided in Item 1.01 is incorporated by reference in this Item 3.02.

This report on Form 8-K does not constitute an offer to exchange the Convertible Notes or other securities of the Company for shares of common stock or any other securities of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD OIL, INC.

Date: October 22, 2015	By: /s/ Ryan Smith
Ryan Smith
Chief Financial Officer